 Exhibit 99.1

Investor Relations Contact: Jennifer Larson (617) 368-5152	Media Contact: Jessica Paar (617) 368-5060

BOSTON BEER REPORTS

FIRST QUARTER 2020 RESULTS

BOSTON, MA (4/22/20) -- The Boston Beer Company, Inc. (NYSE: SAM) reported first quarter 2020 net revenue of $330.6 million, an increase of $78.9 million or 31.4% from the same period last year, mainly due to an increase in shipments of 32.2%. Net income for the first quarter was $18.2 million, or $1.49 per diluted share, a decrease of $5.5 million or $0.53 per diluted share from the first quarter of 2019. The decrease in net income reflects that the Company’s higher net revenue was more than offset by increases in operating expenses and lower gross margins.

The Company began seeing the impact of the COVID-19 pandemic on its business in early March. Prior to then, the Company was on track to maintain its financial guidance for full-year fiscal 2020. Depletions through the 9-week period ended February 29, 2020 are estimated by the Company to have increased approximately 32% from the comparable period in 2019. Excluding the Dogfish Head impact, depletions increased 26%.

Given the many rapidly changing variables related to the pandemic, the Company is currently not in a position to accurately forecast the future impacts of the pandemic and is withdrawing its full-year fiscal 2020 financial guidance.  To date, the direct impact of the pandemic has primarily shown in significantly reduced keg demand from the on-premise channel and higher labor and safety related costs at the Company’s breweries. In the first quarter of 2020, the Company has recorded COVID-19 pre-tax related reductions in net revenue and increases in other costs that total $10.0 million.  This amount consists of a $5.8 million reduction in net revenue for estimated keg returns from distributors and retailers and $4.2 million of other COVID-19 related direct costs, of which $3.6 million are recorded in cost of goods sold and $0.6 million are recorded in operating expenses.  In addition to these direct financial impacts, COVID-19 related safety measures resulted in a reduction of internal capacity. This has shifted more volume to third-party breweries, which increased production costs and negatively impacted gross margins. The Company will continue to assess and manage this situation and will provide further updates in its second quarter earnings release, to the extent that the effects of the COVID-19 pandemic are then known more clearly.

In the first quarter of 2020 and the first quarter of 2019, the Company recorded a tax benefit of $0.17 per diluted share and $0.15 per diluted share, respectively, resulting from the Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

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Highlights of this release include:

•	Reported depletions increased 36% from the comparable 13-week period in 2019. Excluding the addition of the Dogfish Head brands beginning July 3, 2019, depletions increased 30% from the 13-week comparable period in 2019.

•	Reported shipments increased 32.2% from the 13-week period in 2019. Excluding the addition of the Dogfish Head brands beginning July 3, 2019, shipments increased 27.5% from the 13-week period in 2019.

•	First quarter gross margin of 44.8% was 4.7 percentage points below the 2019 first quarter margin of 49.5%. Excluding the Company’s current assessment of the impact of estimated COVID-19 returns and other related direct costs, first quarter gross margin was 46.8%.

•	Advertising, promotional and selling expenses in the first quarter increased $26.2 million or 36.5%, compared to the first quarter of 2019, primarily due to increased investments in media, production and local marketing, the addition of Dogfish Head brand-related expenses beginning July 3, 2019, higher salaries and benefits costs and increased freight to distributors due to higher volumes.

Jim Koch, Chairman and Founder of the Company, commented, “As the world is grappling with the COVID-19 pandemic, our primary focus is on operating our breweries and our business safely and supporting our partners in the beer industry.  We have a strong cash position and balance sheet and feel very fortunate to be in a position where we can help.  Supporting the communities in which we work and live is one of our core values.  Our business got its start in bars and restaurants and we recognize the role we can play right now in giving back.  We’re proud to share some of the initiatives we’ve gotten off the ground in a short period of time that we hope will help make a difference.  We have established the Samuel Adams Restaurant Strong Fund and donated over $2.1 million to support bar and restaurant workers that have been impacted by pandemic-related closures in 20 states.  In addition, we are a founding partner of Restaurant Relief America which is committed to helping restaurant industry workers experiencing hardship in the wake of COVID-19.  Both funds will distribute 100% of the proceeds through grants to bar and restaurant workers.  Also, to support our internal needs as well as local hospitals, we have begun production of hand sanitizer at our Dogfish Head distillery in Milton, Delaware.  We are thankful to our outstanding coworkers, distributors and retailers for their focus during COVID-19 and diligence to continue to operate and help grow our business.  The Company’s depletions increased 36% in the first quarter of which 30% is from Boston Beer legacy brands and 6% is from the addition of Dogfish Head brands.  Our business in the first quarter was strong but there remains significant uncertainty due to COVID-19.  These uncertainties include our continued ability to operate our breweries at a level of safety that meets our standards, the continued ability to distribute to the off-premise retail locations, the duration of the current on-premise shutdown, and how long consumer pantry loading will continue in the weeks ahead.  We will continue to work hard throughout the COVID-19 pandemic and prioritize safety above all else. I am very proud of the passion, creativity and commitment to community that our company has demonstrated during this pandemic.”

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Dave Burwick, the Company’s President and CEO stated, “Consistent with the first quarter of last year, our first quarter shipments volume was significantly higher than depletions volume as we took active steps to ensure that our distributor inventory levels are adequate to support drinker demand.  Our depletions growth in the first quarter was the result of increases in our Truly Hard Seltzer and Twisted Tea brands and the addition of the Dogfish Head brands that were only partially offset by decreases in our Angry Orchard and Samuel Adams brands.  The growth of the Truly brand and the recently launched Truly Hard Lemonade have accelerated and continue to grow beyond our expectations.  Since early January, Truly has continued to grow its velocity and has maintained its market share while other national hard seltzer brands have ceded share.  We will continue to invest heavily in the Truly brand and evolve our brand communications and work to improve our position in the hard seltzer category, even as more competitors enter.  We are ready to launch an exciting new Truly advertising campaign, but have postponed the launch due to the uncertainties surrounding COVID-19.  Twisted Tea continues to generate double-digit volume growth rates that are above full year 2019 trends.  We see significant distribution and volume growth opportunities for our Truly and Twisted Tea brands and are looking to continue to expand distribution of our Dogfish Head brand.  Pursuing these opportunities in 2020 remains a top priority. Samuel Adams and Angry Orchard’s volumes continue to decline, as they are more deeply impacted by the on-premise shutdown.  We continue to work hard on returning these brands to growth, but do not expect them to grow during 2020.”

Mr. Burwick went on to say, “We have reacted quickly to COVID-19 and continue to work to control what we can control, with our primary focus being the safety of our coworkers, distributors, retailers and drinkers. We have worked aggressively to put in place many protocols at our breweries, including entrance screening and temperature checks, face mask requirements, reorganizing work to increase social distancing between and among shifts, and adding cleaning time to each shift. Additionally, we closed all of our hospitality locations beginning on March 13, 2020.  We are working hard to rebalance our supply chain to address additional demand in can and bottle packages at off-premise retailers against very low demand for kegs given the shutdown of on-premise venues. This shift in volume mix is likely to come at a higher incremental cost due to the increased usage of third-party breweries, which negatively impacts our gross margin.  We have deferred some of our new marketing campaigns, as we closely assess and manage this situation.  Drinker demand for our brands continues to be very strong, particularly our Truly and Twisted Tea brands. Our depletions growth through the 9-week period ended February 29, 2020 was approximately 32% from the comparable period in 2019 and we saw a further acceleration in demand for our brands beginning in the second half of March.  It is not possible for us to estimate the amount of the new demand that is a temporary reaction to COVID-19.  We’re in a very competitive business and we are optimistic for continued growth of our current brand portfolio and we remain prepared to forsake short-term earnings as we invest to sustain long-term profitable growth, in line with the opportunities that we see.”

1st Quarter 2020 Summary of Results

Depletions increased 36% from the comparable 13-week period in the prior year. Shipment volume was approximately 1.4 million barrels, a 32.2% increase from the comparable 13-week period in the prior year.

Shipment volume for the quarter was significantly higher than depletions volume and resulted in significantly higher distributor inventory as of March 28, 2020 when compared to March 30, 2019.  The Company believes distributor inventory as of March 28, 2020 averaged approximately 6 weeks on hand and was at an appropriate level based on the supply chain capacity constraints and inventory requirements to support the forecasted growth of Truly and Twisted Tea brands over the summer. The Company expects wholesaler inventory levels in terms of weeks on hand to return to more normal levels of approximately 4 weeks on hand later in the year.

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Gross margin at 44.8% decreased from the 49.5% margin realized in the first quarter of 2019, primarily as a result of higher processing costs due to increased production at third party breweries and higher processing costs and finished goods keg inventory write-offs at Company-owned breweries of which $3.6 million was direct costs related to COVID-19, partially offset by price increases and cost saving initiatives at Company-owned breweries.

Advertising, promotional and selling expenses increased $26.2 million compared to the first quarter of 2019, primarily due to increased investments in media, production and local marketing, the addition of Dogfish Head brand-related expenses beginning July 3, 2019, higher salaries and benefits costs and increased freight to distributors due to higher volumes.

General and administrative expenses increased by $3.7 million from the first quarter of 2019, primarily due to increases in salaries and benefits costs and the addition of Dogfish Head general and administrative expenses beginning July 3, 2019.

Impairment of long-lived assets increased $1.5 million from the first quarter of 2019, primarily due write-downs of brewery equipment at the Company’s Cincinnati brewery.

During the first quarter, the Company recorded a net income tax expense of $3.0 million or 14.1%, which consists of income tax expenses of $5.0 million partially offset by a $2.0 million tax benefit related to stock option exercises in accordance with ASU 2016-09. The Company’s effective tax rate for the first quarter, excluding the impact of ASU 2016-09, decreased to 23.6% from 26.5% in the first quarter of 2019 primarily due to one-time state tax benefits related to capital investments.

The Company expects that its March 28, 2020 cash balance of $129.5 million, together with its future operating cash flows and its available remaining $50.0 million line of credit, will be sufficient to fund future cash requirements. The Company drew down $100.0 million from its line of credit in March 2020 to enhance its cash position and ability to address the impact of the COVID-19 pandemic.

During the first quarter and the period from March 30, 2020 through April 21, 2020, the Company did not repurchase any shares. As of April 21, 2020, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

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Depletion estimates

Year-to-date depletions through the fifteen weeks ended April 11, 2020 are estimated by the Company to have increased approximately 32% from the comparable period in 2019.  Excluding the Dogfish Head impact, depletions increased 27%.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands.  Our portfolio of brands also includes Angry Orchard Hard Cider, Twisted Tea, Truly Hard Seltzer, Wild Leaf Hard Tea and Tura Alcoholic Kombucha as well as other craft beer brands such as Angel City Brewery, Coney Island Brewing, and Concrete Beach Brewery. On July 3, 2019, the Company completed its previously reported Dogfish Head Brewery transaction.  Dogfish Head has a proud history as a craft beer pioneer with a brand that is beloved by American consumers and highly respected by the industry. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements.  It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 28, 2019 and December 29, 2018.  Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, April 22, 2020

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THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Thirteen weeks ended
	March 28,	March 30,
	2020	2019

Barrels sold	1,423	1,076

Revenue	$352,225	$267,559
Less excise taxes	21,660	15,908
Net revenue	330,565	251,651
Cost of goods sold	182,592	127,111
Gross profit	147,973	124,540
Operating expenses:
Advertising, promotional and selling expenses	97,891	71,723
General and administrative expenses	27,029	23,374
Impairment of assets	1,521	-
Total operating expenses	126,441	95,097
Operating income	21,532	29,443
Other (expense) income, net:
Interest income, net	63	637
Other (expense) income, net	(360)	(252)
Total other (expense) income, net	(297)	385
Income before income tax provision	21,235	29,828
Income tax provision	3,001	6,134
Net income	$18,234	$23,694

Net income per common share - basic	$1.50	$2.04
Net income per common share - diluted	$1.49	$2.02

Weighted-average number of common shares - Class A basic	9,425	8,606
Weighted-average number of common shares - Class B basic	2,645	2,918
Weighted-average number of common shares - diluted	12,186	11,636

Net income	$18,234	$23,694
Other comprehensive income:
Foreign currency translation adjustment	(58)	37
Comprehensive income	$18,176	$23,731

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THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 28,	December 28,
	2020	2019

Assets
Current Assets:
Cash and cash equivalents	$129,504	$36,670
Accounts receivable	58,253	54,404
Inventories	124,529	106,038
Prepaid expenses and other current assets	14,894	12,077
Income tax receivable	8,823	9,459
Total current assets	336,003	218,648

Property, plant and equipment, net	550,030	541,068
Operating right-of-use assets	63,039	53,758
Goodwill	112,529	112,529
Intangible assets	104,209	104,272
Other assets	27,754	23,782
Total assets	$1,193,564	$1,054,057

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$92,247	$76,374
Accrued expenses and other current liabilities	89,078	99,107
Current operating lease liabilities	5,459	5,168
Total current liabilities	186,784	180,649

Deferred income taxes, net	77,389	75,010
Line of credit	100,000	-
Non-current operating lease liabilities	63,248	53,940
Other liabilities	7,907	8,822
Total liabilities	435,328	318,421

Commitments and Contingencies

Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized;
9,559,200 and 9,370,526 issued and outstanding as of March 28, 2020
and December 28, 2019, respectively	96	94
Class B Common Stock, $.01 par value; 4,200,000 shares authorized;
2,522,983 and 2,672,983 issued and outstanding as of March 28, 2020	25	27
and December 28, 2019, respectively
Additional paid-in capital	576,208	571,784
Accumulated other comprehensive loss, net of tax	(1,727)	(1,669)
Retained earnings	183,634	165,400
Total stockholders' equity	758,236	735,636
Total liabilities and stockholders' equity	$1,193,564	$1,054,057

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THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASHFLOWS
(in thousands)
(unaudited)
	Thirteen weeks ended
	March 28,	March 30,
	2020	2019

Cash flows provided by operating activities:
Net income	$18,234	$23,694
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,945	12,863
Impairment of assets	1,521	-
Loss on disposal of property, plant and equipment	-	271
Change in ROU assets	1,807	859
Credit loss expense	552	-
Stock-based compensation expense	2,566	2,066
Deferred income taxes	2,379	1,029
Changes in operating assets and liabilities:
Accounts receivable	(4,436)	(20,452)
Inventories	(23,856)	(15,353)
Prepaid expenses, income tax receivable and other assets	(884)	1,336
Accounts payable	14,264	14,400
Accrued expenses and other current liabilities	(7,579)	(6,465)
Change in operating lease liability	(1,489)	(624)
Other liabilities	(100)	19
Net cash provided by operating activities	18,924	13,643

Cash flows used in investing activities:
Purchases of property, plant and equipment	(27,394)	(22,080)
Proceeds from disposal of property, plant and equipment	35	1
Other investing activities	96	28
Net cash used in investing activities	(27,263)	(22,051)

Cash flows provided by financing activities:
Proceeds from exercise of stock options and sale of investment shares	2,941	2,968
Net cash paid on note payable and finance leases	(209)	(72)
Cash borrowed on line of credit	100,000	-
Payment of tax withholdings on stock-based payment awards and investment shares	(1,559)	-
Net cash provided by financing activities	101,173	2,896

Change in cash and cash equivalents	92,834	(5,512)

Cash and cash equivalents at beginning of year	36,670	108,399

Cash and cash equivalents at end of period	$129,504	$102,887

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com

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